Exhibit 10.1

Curtis Wolfe

Chief Executive Officer

July 16, 2024

Geoff Deller

Subject:	Offer of Employment

Dear Geoff:

On behalf of the Board of Directors of Versus Systems, Inc. (the “Company”), I would like to officially offer you the position of Chief Financial Officer of the Company pursuant to the terms outlined in this Offer Letter.

This is “at will” employment with a 60 to 90-day initial period where you will be a 1099 consultant. You will report to the Chief Executive Officer of the Company. Your monthly salary will initially be $8,000, payable in arrears at the end of each two-week period or portion thereof. At the end of the trial period, your compensation will be evaluated based on the workload and is subject to adjustment accordingly.

As CFO, you are charged with tracking cash flow, analyzing strengths/weaknesses in the Company’s finances and overseeing all aspects of the Company’s financial success. You will also be overseeing the Company’s audit and SEC reporting.

The Company will reimburse you for all expenses, travel or otherwise, that you incur on behalf of the Company. Your travel, if necessary, will be in accordance with the Company’s policies as applied to other executive officers of the Company.

If you agree to the terms of employment provided herein, please countersign and return on or before July 17, 2024. This Offer Letter will become effective when the Board of Directors passes a resolution approving it.

VERSUS SYSTEMS, INC.

/s/ Curtis Wolfe
Curtis Wolfe, Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Geoff Deller
Geoff Deller